Exhibit 2.4

VOORSTEL TOT FUSIE	MERGER PLAN

OPGESTELD DOOR DE RADEN VAN BESTUUR VAN:	DRAWN UP BY THE BOARDS OF DIRECTORS OF:

(1)

FI CBM HOLDINGS N.V., een naamloze vennootschap met statutaire zetel te Amsterdam en kantoorhoudende te Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, ingeschreven in het handelsregister van de Kamer van Koophandel te Amsterdam onder nummer: 56532474 (DutchCo); en

(1)

FI CBM HOLDINGS N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, registered with the Trade Register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 56532474 (DutchCo); and

(2)

CNH GLOBAL N.V., een naamloze vennootschap met statutaire zetel te Amsterdam en kantoorhoudende te Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, Nederland en ingeschreven in het handelsregister van de Kamer van Koophandel te Amsterdam onder nummer: 33283760 (CNH),

(2)

CNH GLOBAL N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, the Netherlands, registered with the Trade Register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 33283760 (CNH),

DutchCo en CNH worden hierna gezamenlijk ook aangeduid als: de Vennootschappen.	DutchCo and CNH are hereinafter jointly also referred to as: the Companies.

IN AANMERKING NEMENDE DAT:	CONSIDERING THAT:

(A)    Dit Voorstel tot Fusie is opgesteld door de raden van bestuur van de Vennootschappen (de Raden van Bestuur) teneinde een Nederlandsrechtelijke juridische fusie tot stand te brengen in overeenstemming met de relevante bepalingen van Titel 2.7 van het Burgerlijk Wetboek (BW) tussen DutchCo en CNH, waarbij CNH zal ophouden te bestaan en DutchCo het gehele vermogen van CNH onder algemene titel zal verkrijgen (de CNH Fusie) op basis van het bepaalde in en de voorwaarden van de overeenkomst tot fusie gesloten door en tussen DutchCo, CNH, Fiat Industrial S.p.A. (FI) en Fiat Netherlands Holding N.V. (FNH), gedateerd 25 november 2012 (de Merger Agreement). Een kopie van de Merger Agreement is publiek beschikbaar via de website van CNH –onderdeel Investors (www.cnh.com).

(A)    This Merger Plan has been prepared by the boards of directors of the Companies (the Boards) in order to establish a Dutch law legal merger (juridische fusie) in accordance with the relevant provisions of Title 2.7 of the Dutch Civil Code (the DCC) between DutchCo and CNH, whereby CNH will cease to exist and DutchCo will acquire all assets and assume all liabilities of CNH under universal title of succession (verkrijging onder algemene titel) (the CNH Merger), on the basis of the terms and conditions of the merger agreement executed by and between DutchCo, CNH, Fiat Industrial S.p.A. (FI) and Fiat Netherlands Holding N.V. (FNH) dated as of November 25, 2012 (the Merger Agreement). A copy of the Merger Agreement is publicly available on the CNH website – Investors section (www.cnh.com).

Naast de CNH Fusie ziet de Merger Agreement ook op: (i) de grensoverschrijdende juridische fusie van FNH met en in FI (de FNH Fusie) en (ii) de grensoverschrijdende juridische fusie van FI met en in DutchCo (de FI Fusie en tezamen met de CNH Fusie, de Fusies). De FI Fusie en de CNH Fusie en daarop betrekking hebbende bepalingen van de Merger Agreement zullen hierna ook aangeduid worden als de Transactie en DutchCo, FI, CNH en FNH worden hierna gezamenlijk ook aangeduid als de Fuserende Vennootschappen.

In addition to the CNH Merger, the Merger Agreement also relates to: (i) the cross-border legal merger of FNH with and into FI (the FNH Merger) and (ii) the cross-border legal merger of FI with and into DutchCo (the FI Merger and together with the CNH Merger, the Mergers). The FI Merger and the CNH Merger and the related arrangements in the Merger Agreement will hereinafter be referred to as the Transaction, and DutchCo, FI, CNH and FNH are hereinafter jointly also referred to as the Merging Companies.

In overeenstemming met de bepalingen van de Merger Agreement, is dit Voorstel tot Fusie opgesteld op basis van het uitgangspunt dat alle drie fusies waarnaar wordt verwezen in deze Overweging (A), tot stand zullen worden gebracht als volgt:

In accordance with the terms of the Merger Agreement, this Merger Plan has been prepared based on the assumption that all three mergers referred to in this Recital (A), will be executed as follows:

1.       De FNH Fusie betreft een inleidende stap in het grotere geheel van de Transactie en zal tot stand worden gebracht, onafhankelijk van de totstandkoming van de Transactie als geheel, op een zekere dag voor de dag waarop de notariële akte met betrekking tot de FI Fusie (de FI Fusieakte) zal worden gepasseerd.

1.       The FNH Merger represents a preliminary step in the overall Transaction and will be completed regardless of the completion of said overall Transaction, on a certain day prior to the day on which the notarial deed in respect of the FI Merger (the FI Merger Deed) will be executed.

2.       In overeenstemming met het bepaalde in de Artikelen 4 en 15, lid 3, van het Italiaanse Wetsdecreet 108 van 30 mei 2008 (Wetsdecreet 108) en artikel 2:318 van het BW zal de FI Fusie van kracht worden op de wijze als bepaald door de relevante regels van Nederlands recht en daarmee om middernacht MET (Midden-Europese Tijd) op de dag volgende op de dag waarop de FI Fusieakte wordt gepasseerd voor een notaris gevestigd in Nederland (de FI Fusiedatum).

2.       Pursuant to the provisions of Articles 4 and 15, paragraph 3, of the Italian Legislative Decree 108 of May 30, 2008 (Legislative Decree 108) and of Section 2:318 of the DCC, the FI Merger shall be in accordance with the relevant provisions of Dutch law and as such will become effective at 00.00 AM CET following the day on which the FI Merger Deed is executed before a civil law notary, officiating in the Netherlands (the FI Merger Effective Date).

3.       De CNH Fusie vindt plaats in overeenstemming met de relevante bepalingen van Nederlands recht en zal de laatste fusie zijn. De notariële akte met betrekking tot de CNH Fusie zal worden verleden op de FI Fusiedatum. In overeenstemming met de relevante bepalingen van Titel 2.7 van het BW, zal de CNH Fusie van kracht worden om middernacht MET (Midden-Europese Tijd) op de dag volgende op de FI Fusiedatum (de CNH Fusiedatum).

3.       The CNH Merger will take place in accordance with the relevant provisions of Dutch law and will be the final merger. The notarial deed relating to the CNH Merger will be executed on the FI Merger Effective Date. In accordance with the relevant provisions of Title 2.7 of the DCC, the CNH Merger will become effective at 00.00 AM CET following the FI Merger Effective Date (the CNH Merger Effective Date).

De Merger Agreement voorziet voorts in een dividend in contanten van US$10 voor ieder uitstaand gewoon aandeel in het kapitaal van CNH. Op 17 december 2012 is een buitengewone algemene vergadering van aandeelhouders van CNH gehouden, waarin is besloten, inter alia, tot het doen van uitkering van dit dividend. Het dividend is reeds uitbetaald op 28 december 2012.

The Merger Agreement further deals with a dividend in cash of US$10 for each outstanding common share in the share capital of CNH. On December 17th, 2012, an extraordinary general meeting of shareholders of CNH was held at which it was resolved, inter alia, to make this distribution of dividend. The dividend has already been paid on December 28, 2012.

(B)    Alle Fuserende Vennootschappen maken deel uit de FI groep. Meer specifiek: (i) FNH is een volle directe dochtervennootschap van FI; (ii) DutchCo is een volle directe dochtervennootschap van FI en (iii) CNH is een indirecte dochtervennootschap van FI, gecontroleerd middels FNH, die bij benadering 87% van het uitstaande aandelenkapitaal in CNH houdt (het FNH Gehouden CNH Aandelenkapitaal).

(B)    All Merging Companies are part of the FI group. More specifically: (i) FNH is a wholly-owned direct subsidiary of FI; (ii) DutchCo is a wholly-owned direct subsidiary of FI; and (iii) CNH is an indirect subsidiary of FI, controlled through FNH which owns approximately 87% of the outstanding share capital of CNH (the FNH Owned CNH Share Capital).

Aangezien, zoals hiervoor uiteengezet, FI direct het gehele uitstaande kapitaal van FNH houdt, geldt de FNH Fusie als een “vereenvoudigde fusie” op grond van Artikel 2505 van het Italiaanse Burgerlijk Wetboek (IBW), Artikel 18 van het Wetgevende Decreet 108 en artikel 2:333 lid 1 van het BW. Een afzonderlijk voorstel tot grensoverschrijdende fusie is opgesteld door de Raad van Bestuur van FI in verband met de FNH Fusie. Als gevolg van de FNH Fusie zal het gehele FNH Gehouden CNH Aandelenkapitaal worden verkregen door FI.

Since, as stated above, FI directly owns the whole outstanding capital of FNH, the FNH Merger qualifies as a “simplified merger” pursuant to Article 2505 of the Italian Civil Code (ICC), Article 18 of Legislative Decree 108 and Section 2:333 paragraph 1 of the DCC. Separate common cross-border merger terms were prepared by the FI Board in connection with the FNH Merger. As a result of the FNH Merger all FNH Owned CNH Share Capital will be acquired by FI.

Zoals verder uiteen is gezet in de toelichting bij dit Voorstel tot Fusie opgesteld door de Raden van Bestuur, is het voornaamste doel van de Transactie om de vennootschappelijke structuur van de FI groep te stroomlijnen. Na totstandkoming van de Transactie, zullen alle bestaande bedrijfsactiviteiten, deelnemingen en andere bezittingen toebehorend aan FI en CNH worden gecombineerd in (of gecontroleerd door, al naar gelang de situatie) een enkele rechtspersoon, d.w.z. DutchCo.

As further explained in the explanatory notes on this Merger Plan prepared by the Boards, the main purpose of the Transaction is to streamline the corporate structure of the FI group. Following completion of the Transaction, all existing business activities, shareholdings and other assets belonging to FI and CNH will be consolidated into (or controlled by, as the case may be) one single legal entity, i.e. DutchCo.

Teneinde de vennootschappelijke structuur ten aanzien van bepaalde Italiaanse dochtermaatschappijen te stroomlijnen, zal, nadat dit Voorstel tot Fusie is neergelegd, maar voordat de CNH Fusie en de FI Fusie tot stand zullen komen, CNH Italia S.p.A. mogelijkerwijs worden verkocht door CNH (waarvan 25% direct door CNH en waarvan 75% indirect middels een dochtermaatschappij van CNH) aan FI, (er is hierover echter nog geen definitief besluit genomen). Deze transactie zal, in ieder geval, op arm’s length voorwaarden worden uitgevoerd en zal geen impact hebben op de ruilverhouding als hieronder vermeld in Paragraaf 8.

In order to streamline the corporate tree of certain Italian subsidiaries, after filing of this Merger Plan, but prior to the CNH Merger and the FI Merger becoming effective, CNH Italia S.p.A. may possibly be sold by CNH (as to 25% directly by CNH, and as to 75% indirectly through a CNH subsidiary) to FI (however no final resolution has been taken yet on this matter). The transaction will be, in any case, carried out at arm’s length terms and conditions and it will not have any impact on the exchange ratio indicated under Section 8 below.

(C)    FI is momenteel genoteerd aan de Mercato Telematico Azionario, georganiseerd en bestuurd door de Borsa Italiana S.p.A. (Mercato Telematico Azionario) en CNH is momenteel genoteerd aan de New York Stock Exchange (NYSE). Met de Transactie wordt tevens beoogd de kapitaalstructuur van de FI groep te vereenvoudigen door het creëren van een enkele klasse van liquide aandelen met een notering op de NYSE en een notering op de Mercato Telematico Azionario. Voltooiing van de Transactie is onderworpen aan, inter alia, goedkeuring voor de notering van de gewone aandelen in DutchCo (de DutchCo Gewone Aandelen) aan de NYSE. In dit verband zal DutchCo opstellen en deponeren: (i) bij de United States Securities and Exchange Commission (de SEC) een registratieverklaring op Formulier F-4 (tezamen met alle wijzigingen hierop, de Registratieverklaring), in verband met de inschrijving onder de United States of America Securities Act van 1933, zoals gewijzigd, en de regels en

(C)    FI is currently listed on the Mercato Telematico Azionario, organised and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario) and CNH is listed on the New York Stock Exchange (NYSE). The Transaction is also intended to simplify the capital structure of the FI group by creating a single class of liquid stock with a listing on the NYSE and a listing on the Mercato Telematico Azionario. Completion of the Transaction will be subject to, inter alia, approval for listing of the common shares of DutchCo (the DutchCo Common Shares) on the NYSE. To this end, DutchCo shall prepare and file: (i) with the United States Securities and Exchange Commission (the SEC) a registration statement on Form F-4 (together with all amendments thereto, the Registration Statement), in connection with the registration under the United States of America Securities Act of 1933, as amended, and the rules and reglementen op grond hiervan afgekondigd (de Securities Act) van DutchCo Gewone Aandelen en de bijzondere stemrechtaandelen en (ii) bij de NYSE een noteringsaanvraag voor de DutchCo Gewone Aandelen.

regulations promulgated thereunder (the Securities Act) of DutchCo’s Common Shares and DutchCo’s special voting shares and (ii) with the NYSE a listing application for the listing of DutchCo Common Shares.

Voorts zal een gelijkwaardig document worden voorbereid en ingediend bij de toezichthoudende autoriteit om toestemming te verkrijgen om een dergelijk gelijkwaardig document te publiceren in verband met de notering van DutchCo Gewone Aandelen op de Mercato Telematico Azionario en zal, ten behoeve van deze notering, de desbetreffende aanvraag worden ingediend bij Borsa Italiana S.p.A.

In addition, an equivalent document will be prepared and submitted to the supervisory authority in order to obtain the authorization to publish such equivalent document in connection with the listing of DutchCo Common Shares on the Mercato Telematico Azionario and, for the purpose of the above listing, the relevant application will be submitted to Borsa Italiana S.p.A.

Als gevolg van de Transactie zullen: (a) FI aandeelhouders ter gelegenheid van de FI Fusie DutchCo Gewone Aandelen ontvangen op basis van de ruilverhouding uiteengezet onder Paragraaf 8.1 van het voorstel tot grensoverschrijdende fusie met betrekking tot de FI Fusie (de Voorstel tot Grensoverschrijdende Fusie) en (b) de CNH aandeelhouders (behalve DutchCo, die de moedervennootschap van CNH zal zijn na de totstandkoming van de FNH Fusie en de FI Fusie) ter gelegenheid van de CNH Fusie DutchCo Gewone Aandelen ontvangen op basis van de Ruilverhouding zoals uiteengezet in Paragraaf 8.1 van dit Voorstel tot Fusie. De aandeelhouders van FI ontvangen geen additionele betaling in contanten of anderszins in verband met de FI Fusie en de aandeelhouders van CNH zullen geen additionele betaling ontvangen in verband met de CNH Fusie, anders dan zoals volgt uit de Ruilverhouding uiteengezet in Paragraaf 8.1. van dit Voorstel tot Fusie.

As a result of the Transaction: (a) FI shareholders will receive DutchCo Common Shares on occasion of the FI Merger and on the basis of the exchange ratio described under Section 8.1 of the common cross-border merger terms in relation to the FI Merger (the Common Cross-Border Merger Terms) and (b) CNH shareholders (other than DutchCo, which will be the parent company of CNH upon completion of the FNH Merger and the FI Merger) will receive DutchCo Common Shares on occasion of the CNH Merger and on the basis of the Exchange Ratio described under Section 8.1 of this Merger Plan below. No additional consideration, either in cash or otherwise, will be paid by DutchCo to the shareholders of FI in connection with the FI Merger and no additional consideration, other than as follows from the Exchange Ratio described under Section 8.1 of this Merger Plan to the shareholders of CNH in connection with the CNH Merger.

(D)    Dit Voorstel tot Fusie, het Voorstel tot Grensoverschrijdende Fusie en het voorstel tot fusie in verband met de FNH Fusie zullen tegelijkertijd worden neergelegd bij het handelsregister van de betrokken Kamer van Koophandel tezamen met de relevante documentatie zoals vereist onder het toepasselijke recht. Het Voorstel tot Fusie zal voorts publiek beschikbaar worden gesteld op de website van CNH (www.cnh.com) en zal eveneens ter inzage worden gelegd ten kantore van CNH en ten kantore van DutchCo voor de personen die daartoe op grond van de toepasselijke regelgeving gerechtigd zijn.

(D)    This Merger Plan, the Common Cross-Border Merger Terms and the common cross-border merger plan in relation to the FNH Merger will be simultaneously filed with the trade register of the competent Chamber of Commerce together with the relevant documentation as provided for by applicable law. The Merger Plan will further be made available on the corporate website of CNH (www.cnh.com) and will also be made available for inspection at the offices of CNH and DutchCo for the persons that statutory law enables so to do.

In gelijke zin, wordt dit Voorstel tot Fusie voor informatie doeleinden publiek beschikbaar gesteld via de website van FI (www.fiatindustrial.com) en zal ook als nadere informatie bij het Voorstel tot Grensoverschrijdende Fusie ter inzage worden gelegd ten kantore van de zetel van FI voor de personen daartoe op grond van de toepasselijke regelgeving gerechtigd zijn in het kader van de FI Fusie.

Similarly, this Merger Plan will be made available for information purposes on the corporate website of FI (www.fiatindustrial.com) as well as, for inspection as additional information to the Common Cross-Border Merger Terms, at the registered seat of FI for the persons that applicable law enables so to do in connection with the FI Merger.

Indachtig de nationaliteit van de Fuserende Vennootschappen betrokken bij de Transactie, de relevante bepalingen van Titel 2.7 van het BW en de voorgenomen notering van de DutchCo Gewone Aandelen aan de NYSE en vervolgens aan de Mercato Telematico Azionario, is dit Voorstel tot Fusie opgesteld in het Nederlands en het Engels.

In consideration of the nationality of the Merging Companies involved in the Transaction, the relevant provisions of Title 2.7 of the DCC and the intended listing of DutchCo Common Shares on the NYSE and subsequently on the Mercato Telematico Azionario, this Merger Plan has been prepared in Dutch and English.

De ingevolge de artikelen 2:312, lid 2, en 2:326 van het BW te vermelden gegevens zijn de volgende:	The information which has to be made available pursuant to Section 2:312, paragraph 2, and Section 2:326 of the DCC is made available below:

1. RECHTSVORM, NAAM EN ZETEL VAN DE VENNOOTSCHAPPEN	1. LEGAL FORM, NAME AND SEAT OF THE COMPANIES

1.1 De verkrijgende vennootschap: FI CBM HOLDINGS N.V.	1.1 The acquiring company: FI CBM HOLDINGS N.V.

• Naamloze vennootschap opgericht onder Nederlands recht;	• Limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

• Statutaire zetel te Amsterdam, Nederland;	• Official seat in Amsterdam, the Netherlands;

• Hoofdvestiging te Cranes Farm Road, Basildon, Essex SS14 3AD, Verenigd Koninkrijk;	• Principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom;

• Geplaatst en gestort kapitaal € 50.000;	• Issued share capital: € 50,000, fully paid-in;

• 5.000.000 aandelen met een nominale waarde van elk € 0,01;	• 5,000,000 shares, having a nominal value of € 0.01;

• Er rust geen pandrecht of vruchtgebruik op de aandelen in het kapitaal van DutchCo;	• No shares in the share capital of DutchCo have been pledged or encumbered with a right of usufruct;

• Er zijn geen certificaten van aandelen met medewerking van DutchCo uitgegeven;	• No depository receipts of shares in the share capital of DutchCo have been issued with the co-operation of DutchCo;

• Ingeschreven in het handelsregister van de Nederlandse Kamer van Koophandel onder nummer 56532474.	• Registration number with the Dutch Chamber of Commerce (Kamer van Koophandel): 56532474.

DutchCo zal na voltooiing van de FI Fusie de overblijvende vennootschap zijn en zal haar huidige rechtsvorm en officiële zetel behouden en mitsdien onderworpen zijn aan Nederlands recht.	DutchCo, following completion of the FI Merger, will be the surviving company and will maintain its current legal form and official seat, and will therefore be subject to the laws of the Netherlands.

Op het moment van totstandkoming van de FI Fusie en de CNH Fusie zal DutchCo haar huidige statutaire naam, FI CBM Holdings N.V., conform de als Bijlage 2 aangehechte conceptstatuten behouden. De raad van bestuur van DutchCo kan echter voorstellen de naam van DutchCo te wijzigen, mits de goedkeuring van de algemene vergadering van	At the time of completion of the FI Merger and the CNH Merger, DutchCo will retain its current corporate name, FI CBM Holdings N.V., in conformity with the draft articles of association of DutchCo as attached hereto in Schedule 2. However, the board of directors of DutchCo may propose to change DutchCo’s name subject

aandeelhouders wordt verkregen voordat de DutchCo Gewone Aandelen worden toegelaten tot de handel op de NYSE. Indien de goedkeuring van de algemene vergadering van aandeelhouders wordt verkregen, zal de naam van DutchCo slechts worden gewijzigd na het moment van totstandkoming van de FI Fusie en de CNH Fusie. Indien goedkeuring wordt verkregen, zullen de aandeelhouders, crediteuren en andere belanghebbenden zo snel mogelijk, en in ieder geval op tijd voor bekendmaking van de nieuwe naam aan CNH aandeelhouders op de relevante buitengewone aandeelhoudersvergadering die zal besluiten over de CNH Fusie, over de nieuwe naam worden geïnformeerd middels publicatie op de website van CNH.	to the authorisation of the shareholders’ meeting to be obtained before the date on which the DutchCo Common Shares are admitted to trading on the NYSE. If authorised by the shareholders’ meeting, the name of DutchCo will only be changed after the date of completion of the FI Merger and the CNH Merger. If so approved, the shareholders, creditors and other interested parties will be informed on the new name through publication on the corporate website of CNH as soon as possible, and in any case in time for communication of the new name to CNH shareholders at the relevant extraordinary shareholders’ meeting which will resolve upon the CNH Merger.

1.2 De verdwijnende vennootschap: CNH GLOBAL N.V.	1.2 The disappearing company: CNH GLOBAL N.V.

• Naamloze vennootschap opgericht naar Nederlands recht;	• Limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

• Statutaire zetel in Amsterdam, Nederland;	• Official seat in Amsterdam, the Netherlands;

• Hoofdvestiging te Schiphol Boulevard 217 WTC Airport, 1118 BH Schiphol, Nederland;	• Principal office address at Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, the Netherlands;

•     Het geplaatst en volgestorte kapitaal per het moment van dit Voorstel tot Fusie (dat beperkt kan stijgen als gevolg van het uitoefenen van de CNH Equity Rights als hierna gedefinieerd in Paragraaf 7.1): € 545.647.689;

•     Issued share capital as at the date of this Merger Plan (which might slightly increase as a result of the exercise of CNH Equity Rights as defined under Section 7.1 below): € 545,647,689, fully paid-in;

• 242.510.084 aandelen (welk aantal beperkt kan toenemen als gevolg van de uitoefening van CNH Equity Rights als hieronder gedefinieerd in Paragraaf 7.1), met een nominale waarde van € 2,25 elk;	• 242,510,084 shares (which might slightly increase as a result of the exercise of CNH Equity Rights as defined under Section 7.1 below), having a nominal value of € 2.25;

• Uit het aandeelhouders- register van CNH blijkt niet van een pandrecht of vruchtgebruik op de aandelen in het kapitaal van CNH;	• According to the shareholders’ register of CNH, no registered shares in the share capital of CNH have been pledged or encumbered with a right of usufruct;

• Er zijn geen certificaten van aandelen met medewerking van CNH uitgegeven;	• No depository receipts of shares in the share capital of CNH have been issued with the co-operation of CNH;

• Ingeschreven in het handelsregister van de Nederlandse Kamer van Koophandel onder nummer: 33283760;	• Registration number with the Dutch Chamber of Commerce (Kamer van Koophandel): 33283760;

2. STATUTEN VAN DUTCHCO	2. ARTICLES OF ASSOCIATION OF DUTCHCO

2.1     De statuten van DutchCo zijn vastgesteld bij akte van oprichting verleden voor mr. Dirk-Jan Jeroen Smit, notaris te Amsterdam, op 23 november 2012 en zijn partieel gewijzigd op 19 februari 2013. Een kopie van de statuten van DutchCo zoals deze thans luiden is aan dit Voorstel tot Fusie gehecht als Bijlage 1.

2.1     The articles of association of DutchCo have been established by deed of incorporation executed before Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands, on November 23rd, 2012 and have subsequently been amended on February 19, 2013. A copy of the current articles of association of DutchCo is attached to this Merger Plan as Schedule 1.

2.2     De statuten van DutchCo zullen ter gelegenheid van de CNH Fusie niet worden gewijzigd. Daarentegen zullen de statuten van DutchCo reeds worden gewijzigd en geheel vernieuwd ter gelegenheid van de FI Fusie in overeenstemming met de conceptstatuten als gehecht aan het Voorstel tot Grensoverschrijdende Fusie (de conceptstatuten zijn ter informatie aan dit Voorstel tot Fusie gehecht als Bijlage 2).

2.2     The articles of association of DutchCo will not be amended on the occasion of the CNH Merger. However, the articles of association of DutchCo will be amended and restated on occasion of the FI Merger in accordance with the draft articles of association attached to the Common Cross-Border Merger Terms (the draft articles of association have been attached hereto for information purposes as Schedule 2).

3. RAAD VAN BESTUUR DUTCHCO	3. BOARD OF DIRECTORS OF DUTCHCO

3.1 Per de datum van dit Voorstel tot Fusie bestaat de Raad van Bestuur van DutchCo uit de volgende personen:	3.1 As at the date of this Merger Plan, the Board of Directors of DutchCo is composed of the following individuals:

(a) Sergio Marchionne (voorzitter);	(a) Sergio Marchionne (chairman);

(b) Richard Joseph Tobin; en	(b) Richard Joseph Tobin; and

(c) Derek Neilson.	(c) Derek Neilson.

3.2     Als onderdeel van het geheel van de Transactie is een wijziging van de samenstelling van de Raad van Bestuur van DutchCo voorzien. De algemene vergadering van aandeelhouders van DutchCo zal te zijner tijd worden gevraagd een besluit te nemen over de benoeming van iedere persoon die zal worden genomineerd om benoemd te worden als lid van de Raad van Bestuur van DutchCo.

3.2     As part of the overall Transaction, it is envisaged that the composition of the Board of Directors of DutchCo will be changed. The general meeting of shareholders of DutchCo will be asked to resolve upon the appointment of each person nominated to be appointed as member of the Board of Directors of DutchCo.

4. TOEKENNING VAN VOORDELEN	4. BENEFITS GRANTED

Ter gelegenheid van de fusie zullen er geen voordelen aan leden van de Raden van Bestuur of aan anderen betrokken bij de CNH Fusie worden toegekend.	No benefits shall be granted to members of any of the Boards or to any other person on the occasion of the CNH Merger.

5. TIJDSTIP VAN KRACHT WORDEN CNH FUSIE: JURIDISCH EVENALS ECONOMISCH	5. EFFECTIVE DATE OF THE CNH MERGER; LEGAL AS WELL AS FINANCIAL DATE

5.1     Ingevolge artikel 2:318 van het BW en onder voorwaarde van de voltooiing van de aan de CNH Fusie voorafgaande formaliteiten als uiteengezet in de Merger Agreement zoals voorzien in overweging (A) van dit Voorstel tot Fusie, zal de CNH Fusie tot stand komen en effectief worden op de CNH Fusiedatum (d.w.z. om middernacht MET (Midden-Europese Tijd) op de dag volgende op de dag waarop de CNH Fusie Akte wordt gepasseerd voor een notaris gevestigd in Nederland). Per de CNH Fusiedatum, zal CNH ophouden te bestaan als zelfstandige rechtspersoon.

5.1     Pursuant to Section 2:318 of the DCC and subject to the completion of the pre-merger formalities set forth in the Merger Agreement, as anticipated under Recital (A) to this Merger Plan, the CNH Merger shall be established and will become effective on the CNH Merger Effective Date (i.e. at 00.00 AM CET following the day on which the CNH Merger Deed is executed before a civil law notary, officiating in the Netherlands). As per the CNH Merger Effective Date, CNH will cease to exist as standalone legal entity.

5.2     De financiële gegevens met betrekking tot het vermogen van CNH zullen met ingang van 1 januari 2013 worden verantwoord in de jaarstukken of andere financiële verantwoording van DutchCo en daarmee zullen de boekhoudkundige gevolgen van de Transactie worden verwerkt in de boeken van DutchCo vanaf deze datum.

5.2     The financial information with respect to the assets, liabilities and other legal relationships of CNH will be reflected in the accounts and other financial reports of DutchCo as of January 1, 2013 and with that the accounting effects of the Transaction will be recognized in DutchCo’s accounts from that date.

6. MAATREGELEN IN VERBAND MET DE OVERGANG VAN HET AANDEELHOUDERSCHAP VAN CNH	6. MEASURES IN CONNECTION WITH SHAREHOLDING IN CNH

6.1 Als gevolg van het tot stand komen van de CNH Fusie zullen alle uitstaande aandelen in het kapitaal van CNH van rechtswege komen te vervallen.	6.1 As a result of the CNH Merger becoming effective, all shares of CNH currently outstanding will be cancelled by operation of law.

In ruil voor de gewone aandelen in het aandelenkapitaal van CNH, zal DutchCo een zodanig aantal DutchCo Gewone Aandelen toekennen als volgt uit het toepassen van de Ruilverhouding voor de CNH Fusie als hieronder uiteengezet in Paragraaf 8.1, rekening houdend met het totaal aantal gewone aandelen in het aandelenkapitaal van CNH dat op de CNH Fusiedatum zal uitstaan.

In exchange for the common shares in the share capital of CNH, DutchCo will allot such number of DutchCo Common Shares as follows from applying the Exchange Ratio for the CNH Merger as specified under Section 8.1 below taking into account the total number of common shares in the share capital of CNH outstanding at the CNH Merger Effective Date.

Op het moment dat de CNH Fusieakte zal worden gepasseerd, zullen alle gewone aandelen B in het kapitaal van CNH, welke thans alle worden gehouden door FNH, worden gehouden door DutchCo als gevolg van het tot stand komen van achtereenvolgens de FNH Fusie en de FI Fusie. Op grond van artikel 2:325 lid 4 van het BW zullen er geen nieuwe DutchCo Gewone Aandelen worden toegekend in ruil voor gewone aandelen B.

At the time the CNH Merger Deed will be executed, the common shares B in the share capital of CNH, all of which currently owned by FNH, will be held by DutchCo as a result of subsequently the FNH Merger and the FI Merger becoming effective. Pursuant to Section 2:325 paragraph 4 of the DCC, no new DutchCo Common Shares will be allotted for the common shares B.

6.2     De DutchCo Gewone Aandelen die zullen worden toegekend ter gelegenheid van de CNH Fusie – en die zullen worden genoteerd aan de NYSE en vervolgens, na voltooiing van de Transactie, zullen worden genoteerd aan de Mercato Telematico Azionario – worden in het geval van geregistreerde houders van CNH gewone aandelen direct aan hen toegekend en in het geval van gewone aandelen in CNH die worden gehouden middels intermediairs, toegekend aan de intermediairs en vervolgens ná dematerialisatie geleverd aan de begunstigden middels het systeem van een bevoegd centraal instituut met effect vanaf de CNH Fusiedatum. Verdere informatie met betrekking tot de voorwaarden en de procedure voor toewijzing van de DutchCo Gewone Aandelen zal worden verspreid middels een bericht dat op de website van CNH (www.cnh.com) zal worden geplaatst.

6.2     The DutchCo Common Shares being allotted on the occasion of the CNH Merger – to be listed on the NYSE and, following the completion of the Transaction, on the Mercato Telematico Azionario – will be allotted, in case of registered holders of CNH common shares directly to them and in case the common shares are held through depository intermediaries to the depository intermediaries and after dematerialization by way of delivery to the beneficiaries through the centralized clearing system with effect from the CNH Merger Effective Date. Further information on the conditions and procedure for allocation of the DutchCo Common Shares shall be communicated publicly in a notice published on the website of CNH (www.cnh.com).

6.3     Onmiddellijk nadat de CNH Fusie van kracht zal zijn geworden en ingevolge de voorwaarden van de Merger Agreement, zal DutchCo bijzondere stemrechtaandelen uitgeven met een nominale waarde van één eurocent (€ 0,01) elk, aan die aandeelhouders van CNH die daarvoor in aanmerking komen en die ervoor opteren dergelijke bijzondere stemrechtaandelen te ontvangen na totstandkoming van de CNH Fusie in aanvulling op de DutchCo Gewone Aandelen die zij zullen verkrijgen. Aandeelhouders van CNH die bijzondere stemrechtaandelen wensen te ontvangen onmiddellijk na de voltooiing van de CNH Fusie dienen de procedures (de Initial Allocation Procedures) te volgen zoals beschreven in de CNH aandeelhouders circulaire, die beschikbaar zal worden gemaakt via de website van CNH (www.cnh.com) zodra de buitengewone algemene vergadering van aandeelhouders van CNH bijeen wordt geroepen met het doel om het

6.3     Immediately after the CNH Merger has become effective and pursuant to the terms of the Merger Agreement, DutchCo will issue special voting shares with a nominal value of one euro cent (€ 0.01) each, to those eligible holders of CNH common shares who elect to receive such special voting shares upon completion of the CNH Merger in addition to the DutchCo Common Shares they will receive. Holders of CNH common shares who wish to receive special voting shares immediately after the completion of the CNH Merger are required to follow the procedures (the Initial Allocation Procedures) as described in the CNH shareholders’ circular which will be made available on the corporate website of CNH (www.cnh.com) when the extraordinary meeting of shareholders of CNH for the purposes of approving the entering into the CNH Merger is convened.

aangaan van de CNH Fusie goed te keuren. De karakteristieken van de bijzondere stemrechtaandelen zijn verder uiteengezet in de voorgestelde statuten van DutchCo zoals gehecht aan dit Voorstel tot Fusie en in de Special Voting Share Terms zoals gedefinieerd in en gehecht aan de Merger Agreement. Ter voorkoming van misverstanden, deze bijzondere stemrechtaandelen zijn geen onderdeel van de ruilverhouding als hieronder uiteengezet in Paragraaf 8.1.

The characteristics of the special voting shares are further set out in the proposed DutchCo articles of association as attached to this Merger Plan and in the Special Voting Share Terms as defined in and attached to the Merger Agreement. For the avoidance of doubt, these special voting shares are not part of the exchange ratio set out under Section 8.1 below.

6.4     CNH heeft geen aandelen zonder stemrechten of aandelen zonder winstrechten uitstaan. Om die reden zijn artikel 2:326 sub (d) tot en met (f) van het BW en de bijzondere schadeloosstellingsregeling als bedoeld in artikel 2:330a van het BW niet van toepassing.

6.4     CNH does not have outstanding any shares that are non-voting shares or non-profit-sharing shares. Therefore, Section 2:326 sub (d) to (f) of the DCC and the special compensation arrangement as referred to in Section 2:330a of the DCC do not apply.

7. RECHTEN EN VERGOEDINGEN TEN LASTE VAN DUTCHCO	7. RIGHTS AND COMPENSATIONS CHARGEABLE TO DUTCHCO

7.1     CNH heeft bepaalde beperkte participatierechten op aandelen, prestatieafhankelijke participatierechten op aandelen, optierechten en andere kapitaalsbeloningen toegekend aan bestuurders, leidinggevenden en werknemers van haar groepsmaatschappijen onder het CNH equity incentive plan en het directors’ compensation plan (CNH Equity Rights). In verband met de CNH Fusie en met effect per de CNH Fusiedatum zullen de houders van de CNH Equity Rights gelijkwaardige rechten toegekend krijgen die recht geven op een evenredig aantal DutchCo Gewone Aandelen (met inachtneming van de toepasselijke Ruilverhouding) en de betaling van het CNH Dividend (in verband hiermee heeft CNH op 28 januari 2013 benodigde gelijkwaardige aanpassingen van uitstaande CNH Equity Rights goedgekeurd, die verband houden met de afname van de uitoefenprijzen en de toename van (i)

7.1     CNH has issued certain restricted share units, performance share units, options and other equity awards to directors, managers and employees of its group companies under the CNH equity incentive plan and the directors’ compensation plan (CNH Equity Rights). In connection with the CNH Merger and with effect from the CNH Merger Effective Date, the holders of the CNH Equity Rights will be awarded comparable rights to an appropriate number of DutchCo Common Shares (taking into account the applicable Exchange Ratio) and the payment of the CNH Dividend (in this respect, on January 28, 2013, CNH approved required equitable adjustments to outstanding CNH Equity Rights relating to the reduction of the exercise prices and the increase of (i) number of outstanding shares for stock options and (ii) number of het aantal uitstaande aandelen voor aandelenopties en (ii) het aantal niet verworven aandelen voor prestatieafhankelijke rechten op aandelen en beperkte rechten op aandelen, om de pre-dividend waarde te behouden).

unvested shares for performance shares and restricted shares, to maintain the pre-dividend fair value).

7.2     Anders dan houders van CNH Equity Rights zoals hiervoor uiteengezet in Paragraaf 7.1, zijn er geen personen die, in een andere hoedanigheid dan als aandeelhouder, speciale rechten jegens CNH hebben zoals een recht op een uitkering van winst of tot het nemen van nieuw uit te geven aandelen. Dientengevolge worden er geen gelijkwaardige rechten of vergoedingen toegekend en worden er geen schadeloosstellingen betaald anders dan als hiervoor onder Paragraaf 7.1. uiteengezet.

7.2     Other than holders of CNH Equity Rights as set out under Section 7.1 above, there are no persons who, in any other capacity than as shareholder, have special rights against CNH such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of CNH. Therefore no similar special rights are due and no compensation shall be paid to anyone on account of DutchCo, other than as set out above under Section 7.1.

8. DE RUILVERHOUDING VAN DE AANDELEN EN DE OMVANG VAN DE BETALINGEN	8. THE SHARE EXCHANGE RATIO AND THE AMOUNT OF PAYMENTS

8.1     Als gevolg van de totstandkoming van de CNH Fusie zal DutchCo voor alle geplaatste gewone aandelen in het kapitaal van CNH op de CNH Fusiedatum (Totaal Aantal Uitstaande Gewone Aandelen), pro rata parte, een zodanig totaal aantal DutchCo Gewone Aandelen toekennen aan de intermediairs en andere geregistreerde houders van gewone aandelen als volgt uit de vermenigvuldiging van het Totaal Aantal Uitstaande Gewone Aandelen met 3,828 naar beneden afgerond tot het eerstvolgende aantal hele aandelen. Voor zover een intermediair of andere geregistreerde houder van gewone aandelen gerechtigd zou zijn tot een fractie van een DutchCo Gewoon Aandeel (na toepassing van de ruilverhouding op diens totale aandelenbelang in CNH), zal DutchCo in plaats van het toekennen van een fractie van een DutchCo Gewoon Aandeel aan zo’n depository intermediary of andere

8.1     As a result of the CNH Merger becoming effective, for all common shares outstanding in the share capital of CNH at the CNH Merger Effective Date (the Total Number of Outstanding Common Shares), DutchCo will, on a pro rata basis, allot such total number of shares as follows from multiplying the Total Number of Outstanding Common Shares with 3.828 rounded down to the nearest whole number to the depository intermediaries and other registered holders of common shares. To the extent a depositary intermediary or other registered holder of common shares would be entitled to a fractional DutchCo Common Share (after application of the exchange ratio on its aggregate shareholding in CNH), DutchCo will, instead of granting a fractional DutchCo Common Share, pay such depository intermediary or other

geregistreerde houder van gewone aandelen een bedrag in contanten toekennen dat evenredig is aan het breukdeel van 10,20 United States dollars (de Ruilverhouding).	registered holder of common shares a cash consideration as equals the fraction of 10.20 United States dollars (the Exchange Ratio).

Ter gelegenheid van de CNH Fusie zullen krachtens de Ruilverhouding geen additionele betalingen plaatsvinden door DutchCo anders dan de betaling zoals hiervoor uiteengezet in Paragraaf 8.1	No additional payments, other than the payment set out under this Section 8.1. above, shall be made by DutchCo pursuant to the Exchange Ratio on occasion of the CNH Merger.

Middels het gecentraliseerde girale systeem en met effect vanaf de CNH Fusiedatum, zal iedere gerechtigde die onmiddellijk voor de CNH Fusiedatum gerechtigd is tot een of meer aandelen in het kapitaal van CNH, gerechtigd zijn tot 3,828 DutchCo Gewone Aandelen voor iedere gerechtigdheid tot een gewoon aandeel in CNH.

Through the centralized clearing system and with effect from the CNH Merger Effective Date, each beneficiary of one or more common shares in the share capital of CNH immediately prior to the CNH Merger Effective Date will effectively be entitled to 3.828 DutchCo Common Share for each entitlement to a common share in CNH.

8.2     Op verzoek van DutchCo zal BDO Audit & Assurance B.V. een verklaring met betrekking tot de redelijkheid van de Ruilverhouding afgeven in overeenstemming met het bepaalde in artikel 2:328 lid 1 van het BW. Deze verklaring zal publiek beschikbaar worden gesteld in overeenstemming met de toepasselijke regelgeving.

8.2     At the request of DutchCo, BDO Audit & Assurance B.V., will prepare a statement in relation to the fairness of the Exchange Ratio in accordance with Sections 2:328 paragraph 1 of the DCC. This statement will be made available to the public in accordance with applicable laws and regulations.

8.3     Op verzoek van CNH zal Mazars Paardekooper Hoffman N.V. een verklaring met betrekking tot de redelijkheid van de Ruilverhouding afgeven in overeenstemming met het bepaalde in artikel 2:328 lid 1 van het BW. Deze verklaring zal publiek beschikbaar worden gesteld in overeenstemming met de toepasselijke regelgeving.

8.3     At the request of CNH, Mazars Paardekooper Hoffman N.V., will prepare a statement in relation to the fairness of the Exchange Ratio in accordance with Sections 2:328 paragraph 1 of the DCC. This statement will be made available to the public in accordance with applicable laws and regulations.

9. TIJDSTIP MET INGANG WAARVAN EN WELKE MATE WAARIN DE DUTCHCO GEWONE AANDELEN RECHT ZULLEN GEVEN OP EEN AANDEEL IN DE WINST VAN DUTCHCO	9. THE DATE AS OF WHICH AND EXTENT TO WHICH THE DUTCHCO COMMON SHARES WILL CARRY ENTITLEMENT TO PARTICIPATION IN THE PROFITS OF DUTCHCO

Elk DutchCo Gewoon Aandeel zal vanaf 1 januari 2013 volledig delen in de winst van DutchCo naar rato van zijn deelname in het nominale kapitaal van DutchCo ongeacht of deze winst betrekking heeft op activiteiten van DutchCo die zijn verkregen als gevolg van de FI Fusie of als gevolg van de CNH Fusie. Er worden geen bijzondere rechten op dividend toegekend ter gelegenheid van de CNH Fusie.	Each DutchCo Common Share will carry entitlement to participation in the profits of DutchCo as from January 1, 2013, in proportion to its participation in the nominal share capital of DutchCo, irrespective of whether such profits arise due to the activities DutchCo acquired as a result of the FI Merger or as a result of the CNH Merger. No particular rights to dividends will be granted in connection with the CNH Merger.

10. GEVOLGEN VAN DE CNH FUSIE OP DE ACTIVITEITEN VAN CNH	10. IMPACT OF THE CNH MERGER ON THE ACTIVITIES OF CNH

De activiteiten van CNH zullen worden voortgezet door DutchCo tezamen met de activiteiten die DutchCo zal verkrijgen als gevolg van de totstandkoming van de FI Fusie en de FNH Fusie.	The activities of CNH shall be continued by DutchCo, together with the activities DutchCo will acquire as a result of the completion of the FI Merger and the FNH Merger.

11. GOODWILL EN UITKEERBARE RESERVES VAN DUTCHCO	11. GOODWILL AND DISTRIBUTABLE RESERVES OF DUTCHCO

11.1  Aangezien de CNH Fusie plaatsvindt op basis van boekwaarde, zijn er geen andere gevolgen voor goodwill dan dat het bedrag aan goodwill dat thans is opgenomen in de boeken van CNH gelijkelijk zal worden opgenomen in de boeken van DutchCo.

11.1  As the CNH Merger takes place on the basis of the book value, there will be no goodwill impact other than that the amount of goodwill currently represented in the books of CNH will be equally represented in the books of DutchCo.

11.2  Als gevolg van de CNH Fusie zullen de vrij uitkeerbare reserves van DutchCo afnemen met de waarde van de deelneming in CNH zoals opgenomen op de balans van DutchCo (nadat de FI Fusie tot stand is gekomen) en zullen zij toenemen met de totale waarde van het vermogen van CNH (op grond van de balans van CNH van 31 december 2012 zou dit een waarde van ongeveer EUR 5.636 miljoen of US$ 7.434 miljoen vertegenwoordigen op basis van de EUR/US$ wisselkoers per 31 december 2012 van 1,319) en het bedrag van het betaalbare dividend op de gewone aandelen B (ongeveer

11.2  As a result of the CNH Merger, the freely distributable reserves (vrij uitkeerbare reserves) of DutchCo shall decrease with the value of the participation in CNH in its books (following the FI Merger becoming effective) and shall increase with the aggregate value of the assets and liabilities of CNH (based on the balance sheet of CNH as per December 31, 2012 this would represent a value amounting to approximately EUR 5,636 million or US$ 7,434 million on the basis of the currency exchange Euro/US$ as of December 31, 2012 of 1.319) and the amount of the

EUR 1.607 miljoen of US$ 2.119 miljoen op basis van de EUR/US$ wisselkoers per 31 december 2012 van 1,319) dat DutchCo ter gelegenheid van de CNH Fusie zal verkrijgen verminderd met de totale nominale waarde van het totaal van alle DutchCo Gewone Aandelen, met een nominale waarde van één eurocent elk, dat wordt toegekend ter gelegenheid van het tot stand komen de CNH Fusie, het gezamenlijk bedrag aan betalingen in contanten als onderdeel van de Ruilverhouding en enige reserve die DutchCo dient aan te houden op grond van de wet en op grond van haar nieuwe statuten zoals deze zullen luiden per de FI Fusiedatum.

dividend payable on the common shares B (amounting to approximately EUR 1,607 million or US$ 2,119 million on the basis of the currency exchange Euro/US$ as of December 31, 2012 of 1.319) which DutchCo shall acquire on the occasion of the CNH Merger less the aggregate nominal value of all DutchCo Common Shares, with a nominal value of one euro cent each, being allotted on the occasion of the CNH Merger becoming effective, the total amount of payments in cash as part of the Exchange Ratio and any reserve it must maintain as a matter of Dutch and its articles of association as they will read as of the FI Merger Effective Date.

12. GOEDKEURING VAN HET BESLUIT TOT HET AANGAAN VAN DE FUSIE	12. APPROVAL OF RESOLUTION TO ENTER INTO MERGER

12.1  De algemene vergadering van aandeelhouders van CNH en die van DutchCo zullen beide dienen te besluiten tot het aangaan van de fusie op basis van dit Voorstel tot Fusie, alvorens de respectievelijke Raden van Bestuur bevoegd zijn over te gaan tot het doen passeren van de akte houdende de totstandbrenging van de CNH Fusie.

12.1  The general meeting of shareholders of CNH and that of DutchCo will both need to resolve to the entering into the merger on the basis of this Merger Plan before the respective Boards are authorised to have the notarial deed in relation to the establishment of the CNH Merger be executed.

12.2 Het besluit tot het aangaan van de CNH Fusie behoeft geen voorafgaande goedkeuring van een derde.	12.2 The resolution to enter into the CNH Merger does not require the prior approval of a third party.

13. AAN DE FUSIE VOORAFGAANDE FORMALITEITEN, VEREISTE GOEDKEURINGEN EN VOORWAARDEN	13. PRE-MERGER FORMALITIES, REQUIRED APPROVALS AND CONDITIONS

13.1  De respectievelijke verplichtingen van iedere partij om de Transactie tot stand te brengen zijn onderworpen aan de voldoening (of het doen van schriftelijke afstand) van de hierna genoemde voorwaarden voorafgaand aan de Closing Date (als gedefinieerd in de Merger Agreement):

13.1  The respective obligations of each party to effect the Transaction are subject to satisfaction or, to the extent permitted by applicable law, waiver (in writing) prior to the Closing Date (as defined in the Merger Agreement) of the following conditions:

(i)      de aandeelhouders-goedkeuring voor de FI Fusie op de buitengewone algemene vergadering van aandeelhouders van FI en de goedkeuring van de CNH Fusie op de buitengewone algemene vergadering van aandeelhouders van CNH zal zijn verkregen;

(i) the approval of the shareholders of the FI Merger by the extraordinary meeting of shareholders of FI and the approval of the CNH Merger by the extraordinary meeting of shareholders of CNH;

(ii)     goedkeuring zal zijn verkregen voor notering op aan NYSE, onder voorwaarde van het officiële bericht tot afgifte, van de DutchCo gewone aandelen die zullen worden toegekend aan de FI aandeelhouders en de CNH aandeelhouders op basis van de Merger Agreement en de uitgifte ingevolge de uitoefening van de Dutch Equity Incentive (als gedefinieerd in de Merger Agreement);

(ii)     DutchCo common shares which are to be allotted to FI shareholders and CNH shareholders on the basis of the Merger Agreement and issued pursuant to the exercise of the DutchCo Equity Incentive (as defined in the Merger Agreement) shall have been approved for listing on the NYSE, subject to official notice of issuance;

(iii)   geen overheidsinstantie of bevoegde autoriteit zal een voorschrift hebben verordend, uitgevaardigd, afgekondigd, aangetekend of kracht van wet hebben gegeven die gelding heeft en de totstandkoming van de Transactie in overeenstemming met de bepalingen van de Merger Agreement verbiedt en geen voorschrift zal zijn verordend, uitgevaardigd, afgekondigd, aangetekend of kracht van wet hebben gekregen door enige overheidsinstantie die de totstandkoming van de Transactie verbiedt of strijdig met wet- en regelgeving maakt;

(iii)   no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which is in effect and prohibits consummation of the Transaction in accordance with the terms of the Merger Agreement and no order shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the Transaction;

(iv)    de Inschrijvingsverklaring zal van kracht zijn verklaard door de SEC onder de Securities Act; de SEC zal geen beschikking hebben uitgevaardigd om het van kracht zijn van de Inschrijvingsverklaring te schorsen en er zullen ook geen procedures met dat doel zijn geïnitieerd noch zal daarmee, voor zover bekend bij FI en CNH, zijn gedreigd door de SEC;

(iv)    the Registration Statement shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of FI or CNH, threatened by the SEC;

(v)     enig bedrag aan contanten te betalen aan (a) FI aandeelhouders die hun recht op schadeloosstelling onder Artikel 2437-quater van het IBW uitoefenen, en/of (b) de crediteuren van FI die hun crediteurenverzetsrechten uitoefenen, zal een totaal van € 325 miljoen niet overschrijden;

(v)     the amount of cash, if any, to be paid to (a) FI shareholders exercising cash exit rights under Article 2437-quater of the ICC, and/or (b) creditors of FI exercising their creditor opposition rights, shall not exceed in the aggregate € 325 million;

(vi)    de 60-dagen periode volgende op de datum waarop het besluit van de buitengewone algemene vergadering van aandeelhouders van FI zal zijn gedeponeerd bij het Vennootschapsregister van Turijn zal zijn verstreken of zal eerder zijn geëindigd door de uitgifte van een obligatie door FI voldoende om enige claims van FI’s crediteuren te kunnen voldoen;

(vi)    the 60 day-period following the date upon which the resolution of the extraordinary general meeting of FI has been registered with the Companies’ Register of Turin shall have expired or have been earlier terminated pursuant to the posting of a bond by FI sufficient to satisfy FI’s creditors’ claims, if any;

(vii)   Reconta Ernst & Young S.p.A. zal, in overeenstemming met de relevante bepalingen van Italiaans recht en de relevante bepalingen van EU recht, het FI rapport met betrekking tot de redelijkheid van de ruilverhouding voor de FI aandelen hebben afgegeven aan FI (waarvan een kopie aan aan CNH zal worden verstrekt zo snel als mogelijk na het afgeven hiervan aan FI);

(vii)   Reconta Ernst & Young S.p.A. shall have delivered to FI, in accordance with the applicable provisions of Italian law and the applicable laws in the EU, the FI expert report with respect to the fairness of the exchange ratio for the FI shares (a copy of which shall have been provided to CNH as soon as practicable upon delivery thereof to FI);

(viii)  Mazars Paardekooper Hoffman N.V. zal in overeenstemming met de relevante bepalingen van Nederlands recht en de relevante bepalingen van EU recht, het rapport genoemd in Paragraaf 8.3 met betrekking tot de redelijkheid van de ruilverhouding hebben afgegeven aan CNH (waarvan een kopie aan FI zal worden verstrekt zo snel als mogelijk na het afgeven hiervan aan CNH);

(viii)  Mazars Paardekooper Hoffman N.V. shall have delivered to CNH, in accordance with the applicable provisions of Dutch law and the applicable laws in the EU, the report mentioned under Section 8.3 above with respect to the fairness of the exchange ratio (a copy of which shall have been provided to FI as soon as practicable upon delivery thereof to CNH);

(ix)    CNH zal een opinie hebben ontvangen van McDermott Will & Emergy LLP of een andere in de Verenigde Staten van Amerika nationaal erkende belastingadviseur (de keuze van een dergelijke andere belastingadviseur dient te zijn goedgekeurd door de special committee van de raad van bestuur van CNH naar eigen redelijk oordeel) en FI zal een opinie hebben ontvangen van Sullivan & Cromwell LLP of een andere in de Verenigde Staten van Amerika nationaal erkende belastingadviseur, en zulks in elk geval op de Closing Date, dat de CNH Fusie voor de doeleinden van zal kwalificeren voor federale inkomstenbelasting van de VS als “reorganisatie” als bedoeld in Artikel 368(a) va de U.S. Internal Revenue Code van 1986. Met betrekking tot de afgifte van de opinies als omschreven in deze paragraaf 13(ix), kan ieders belastingadviseur eisen en vertrouwen op (en mag bij wijze van referentie opnemen)

(ix)    CNH shall have received an opinion of McDermott Will & Emery LLP or other (U.S.) nationally recognized tax counsel (the choice of such other tax counsel must have been approved by the special committee of the board of directors of CNH in its reasonable discretion) and FI shall have received an opinion of Sullivan & Cromwell LLP or other (U.S.) nationally recognized tax counsel, in each case as of the Closing Date, to the effect that the CNH Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986. In rendering the opinions described in this Section 13(ix), each party’s tax counsel may require and rely upon (and may incorporate by reference) reasonable and customary de redelijke en gebruikelijke verklaringen en convenanten, daarbij inbegrepen zodanige convenanten als opgenomen in de attesten van functionarissen van CNH en FI. Ter voorkoming van misverstanden, CNH en FI zullen niet dezelfde belastingadviseur aanwijzen om een opinie af te geven onder het bepaalde van deze Paragraaf 13(ix);

representations and covenants, including those contained in certificates of officers of CNH and FI. For the avoidance of doubt, CNH and FI shall not choose to appoint the same tax counsel to render the opinion under this Section 13(ix);

(x)     alle handelingen noodzakelijk om elk van de FNH Fusie, de FI Fusie en de CNH Fusie tot stand te brengen zullen zijn genomen door DutchCo, FI, FNH en CNH met uitzondering van het passeren van de FI Fusieakte en de CNH Fusieakte door een in Nederland gevestigde notaris.

(x)     all actions necessary to cause each of the FNH Merger, the FI Merger and the CNH Merger to become effective shall have been taken by DutchCo, FI, FNH and CNH except for the execution of the FI Merger Deed and the CNH Merger Deed by a civil law notary, officiating in the Netherlands.

13.2   De verplichtingen voor CNH om de CNH Fusie tot stand te brengen zijn voorts onderworpen aan de voldoening (of het doen van schriftelijke afstand) van de volgende aanvullende voorwaarden voor de Closing Date:

13.2 The obligation of CNH to effect the CNH Merger shall be subject to the following additional conditions having been satisfied or waived (in writing) prior to the Closing Date:

(i)      met inachtneming van de referenties voor wat betreft essentie en tijd als gespecificeerd in de Merger Agreement, zijn de verklaringen en garanties van FI zoals opgenomen in Exhibit B van de Merger Agreement waar en correct;

(i)      the representations and warranties of FI as set forth in Exhibit B to the Merger Agreement shall be true and correct, subject to the materiality and timing standards set forth in the Merger Agreement;

(ii)     ieder van FI en DutchCo zal ten volste aan de essentie van al haar verplichtingen onder de Merger Agreement hebben voldaan op of voorafgaand aan de Closing Date (zoals gedefinieerd in de Merger Agreement); en

(ii)     each of FI and DutchCo shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (as defined in the Merger Agreement); and

(iii)    vanaf de datum van de Merger Agreement tot aan de Closing Date zal zich geen Material Adverse Effect (zoals gedefinieerd in de Merger Agreement) hebben voorgedaan met betrekking tot FI en haar dochter-vennootschappen, daaronder niet begrepen CNH en haar dochtervennootschappen, gezien als geheel.

(iii)    from the date of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) on FI and its subsidiaries, excluding CNH and CNH’s subsidiaries, taken as a whole.

13.3   De verplichtingen van FI om de FI Fusie tot stand te brengen zijn voorts onderworpen aan de voldoening (of het doen van schriftelijke afstand) van de volgende aanvullende voorwaarden voor de Closing Date:

13.3 The obligations of FI to effect the FI Merger shall be subject to the following additional conditions having been satisfied or waived (in writing) prior to the Closing Date:

(i)      met inachtneming van de referenties voor wat betreft essentie en tijd als gespecificeerd in de Merger Agreement, zijn de verklaringen en garanties van CNH zoals opgenomen in Exhibit C van de Merger Agreement waar en correct;

(i)      the representations and warranties of CNH as set forth in exhibit C to the Merger Agreement shall be true and correct, subject to the materiality and timing standards set forth in the Merger Agreement;

(ii) CNH zal aan al haar verplichtingen onder de Merger Agreement in alle materiële aspecten hebben voldaan op of voorafgaand aan de Closing Date (zoals gedefinieerd in de Merger Agreement); en

(ii)     CNH shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (as defined in the Merger Agreement); and

(iii)   vanaf de datum van de Merger Agreement tot aan de Closing Date zal zich geen Material Adverse Effect (zoals gedefinieerd in de Merger Agreement) hebben voorgedaan met betrekking tot CNH en haar dochtervennootschappen gezien als geheel.

(iii)   from the date of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) on CNH and its subsidiaries taken as a whole.

13.4   Ter voorkoming van misverstanden zij bedacht dat de voorwaarden zoals uiteengezet in Paragrafen 13.1, 13.2 en 13.3 van dit Voorstel tot Fusie hierin slechts zijn herhaald voor informatieve doeleinden en dat Paragrafen 13.1, 13.2 en 13.3 op geen enkele wijze de bedoeling hebben de opschortende voorwaarden zoals overeengekomen door partijen bij de Merger Agreement te wijzigen, te beperken, uit te breiden of ervan afstand te doen.

13.4   For the avoidance of doubt, the conditions set out in Sections 13.1, 13.2, and 13.3 of this Merger Plan are repeated herein for information purposes only and these Sections 13.1, 13.2, and 13.3 do not in any way intend to amend, limit, extend or waive the conditions precedent as they have been agreed upon by parties in the Merger Agreement.

13.5  Voor zover het de voorwaarde onder de Merger Agreement aangaande de betaling van het buitengewone dividend van USD 10,00 door CNH aan niet-FNH CNH aandeelhouders betreft, moet worden opgemerkt dat dit dividend is uitbetaald op 28 december 2012.

13.5   As far as the condition mentioned under the Merger Agreement with regard to the payment of the extraordinary dividend of USD 10.00 by CNH to non-FNH CNH shareholders is concerned, it is to be noted that such dividend was paid on December 28, 2012.

13.6   Van voldoening aan of afstand van de opschortende voorwaarden zoals hiervoor uiteengezet onder de Paragrafen 13.1, 13.2 en 13.3 zal blijken uit een tussen de Raden van Bestuur op schrift gestelde verklaring door de onafhankelijke en niet-geconflicteerde leden van de CNH raad van bestuur aan de raad van bestuur van DutchCo en vice versa, onder voorwaarde van voorafgaande goedkeuring van de buitengewone algemene vergadering van aandeelhouders van CNH, voorzover vereist.

13.6   Satisfaction or waiver of the conditions precedent set out in Sections 13.1, 13.2, and 13.3, will be evidenced between the Boards in a written statement to be addressed by the independent and unconflicted members of the CNH board of directors to the DutchCo board of directors and vice versa, subject to prior approval by the extraordinary general meeting of shareholders of CNH, where required.

13.7   De vennootschappen die deelnemen aan de Transactie zullen de informatie met betrekking tot het al dan niet voldoen aan de hiervoor genoemde opschortende voorwaarden aan de markt communiceren in overeenstemming met de van toepassing zijnde wet- en regelgeving.

13.7   The companies participating in the Transaction will communicate information regarding the satisfaction of or failure to satisfy the above conditions precedent to the market in accordance with the applicable laws and regulations.

13.8 De CNH Fusie zal niet tot stand worden gebracht tenzij:	13.8 The CNH Merger shall not be established unless:

(i)      ontvangst van een verklaring van de rechtbank van Amsterdam, Nederland, dat geen crediteur in verzet is gegaan tegen de FI Fusie of de CNH Fusie ingevolge het bepaalde van artikel 2:316 van het BW of, ingeval van verzet in de zin van artikel 2:316 van het BW, binnen één maand nadat het verzet is ingetrokken of de opheffing van het verzet uitvoerbaar is verklaard; en

(i)      a declaration shall have been received from the district court in Amsterdam, the Netherlands, that no creditor opposed to the FI Merger or the CNH Merger pursuant to Section 2:316 of the DCC or, in case of any opposition pursuant to Section 2:316 of the DCC, such declaration shall have been received within one month of the withdrawal of the opposition or the discharge of the opposition having become enforceable;

(ii)     afgifte door de door FI geselecteerde Italiaanse notaris van het pre-fusieattest met betrekking tot de FI Fusie aan de Nederlandse notaris, zijnde het pre-fusieattest als bedoeld in de Richtlijn 2005/56/EG van het Europees Parlement en de Raad van zesentwintig oktober tweeduizend vijf op grensoverschrijdende fusies van kapitaalvennootschappen.

(ii)     delivery by the Italian public notary selected by FI of the pre-merger compliance certificate in relation to the FI Merger to the Dutch civil law notary selected by FI, such certificate being the pre-merger scrutiny certificate in the meaning of Directive 2005/56/EC of the European Parliament and Council of the twenty-sixth day of October two thousand five on cross-border mergers of limited liability companies.

14. FORMALITEITEN VOOR ONDERTEKENING, TOEPASSELIJK RECHT	14. SIGNING FORMALITIES, GOVERNING LAW

14.1  Op grond van artikel 2:312, leden 3 en 4 van het BW dient dit Voorstel tot Fusie te worden ondertekend door ieder lid van de Raden van Bestuur. Dit Voorstel tot Fusie zal tot stand zijn gekomen zodra het is ondertekend door alle ondertekenaars.

14.1  Pursuant to Section 2:312, paragraph 3 and 4, of the DCC, this Merger Plan will have to be signed by each member of the Boards. This Merger Plan will come into effect, when legally signed by all signatories.

14.2 Dit Voorstel tot Fusie wordt geregeerd door en dient te worden geïnterpreteerd overeenkomstig het recht van het Europese deel van Nederland.	14.2 This Merger Plan shall be governed by, and interpreted in accordance with, the laws of the European part of the Netherlands.

14.3  Enig geschil tussen de Vennootschappen met betrekking tot de geldigheid, de interpretatie of de uitvoering van dit Voorstel tot Fusie valt onder de exclusieve competentie van de Nederlandse rechter.

14.3 Any dispute between the Companies as to the validity, interpretation or performance of this Merger Plan shall be submitted to the exclusive jurisdiction of the Dutch courts.

Gedateerd: 25 februari 2013	Dated 25 February 2013

Bijlage 1: Huidige statuten van DutchCo	Schedule 1: Current Articles of Association of DutchCo

Bijlage 2: Concept statuten van DutchCo	Schedule 2: Draft Articles of Association of DutchCo

---------- signature pages to follow ----------

FI CBM HOLDINGS N.V. /s/ Sergio Marchionne By: Sergio Marchionne Date: Place:	/s/ Richard Joseph Tobin By: Richard Joseph Tobin Date: Place:

/s/ Derek Neilson By: Derek Neilson Date: Place:

---------- signature pages CNH Global N.V. to follow ----------

CNH GLOBAL N.V. /s/ Kenneth Lipper By: Kenneth Lipper Date: Place:	/s/ Paolo Monferino By: Paolo Monferino Date: Place:

/s/ Edward Allen Hiler By: Edward Allen Hiler Date: Place:	/s/ Sergio Marchionne By: Sergio Marchionne Date: Place:

/s/ Harold Donald Boyanovsky By: Harold Donald Boyanovsky Date: Place:	/s/ Leo Walter Houle By: Leo Walter Houle Date: Place:

/s/ Rolf Markus Jeker By: Rolf Markus Jeker Date: Place:	/s/ Peter Kalantzis By: Peter Kalantzis Date: Place:

/s/ John Beresford Lanaway By: John Beresford Lanaway Date: Place:	/s/ Jacques Theurillat By: Jacques Theurillat Date: Place:

/s/ Thomas James Colligan By: Thomas James Colligan Date: Place:	/s/ Richard Joseph Tobin By: Richard Joseph Tobin Date: Place:

29

All exhibits to the merger plan are available for inspection at CNH Global N.V.’s offices in the Netherlands and the United States at the following addresses:

World Trade Center Amsterdam Airport

10th Floor, Tower B

Schiphol Boulevard 217

1118 BH Schiphol Airport

The Netherlands

6900 Veterans Boulevard

Burr Ridge, IL, USA

60527-7111

All exhibits to the merger plan are also available for inspection at the Chamber of Commerce for Amsterdam, the Netherlands. Exhibits to the merger plan will also be made available to investors upon written request.

30

This document has been translated into English for the convenience of international readers. The original Dutch document should be considered the authoritive version.

INDEPENDENT AUDITOR’S REPORT

pursuant to Section 2:328, subsection 1 of the Dutch Civil Code

To the board of CNH Global N.V.

INTRODUCTION

We have read the CNH Merger Plan dated 25 February 2013 between the following companies:

1.	CNH Global N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, the Netherlands, registered with the Trade Register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 33283760 (disappearing company);

and

2.	Fl CBM HOLDINGS N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, registered with the Trade Register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 56532474 (acquiring company).

MANAGEMENTS’ RESPONSIBILITY

The boards of management of the companies’ are responsible for the preparation of the CNH Merger Plan.

AUDITOR’S RESPONSIBILITY

Our responsibility is to issue an auditor’s report on the reasonableness of the proposed share exchange ratio as included in the CNH Merger Plan and on the shareholders’ equity of the company ceasing to exist as referred to in Section 2:328, subsection 1 of the Dutch Civil Code.

ACCOUNTANTS • TAX ADVISERS • MANAGEMENT CONSULTANTS MAZARS TOWER, DELFLANDLAAN 1 - P.O. BOX 7266 - 1007 JG AMSTERDAM
TEL: +31 (0)88 27 72 400 - FAX: +31 (0)20 64 48 051 - amsterdam.audit@mazars.nl
MAZARS PAARDEKOOPER HOFFMAN N.V.
WITH ITS REGISTERED OFFICE IN ROTTERDAM (TRADE REGISTER ROTTERDAM NR. 24389296).
RH/62251/MW/004

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. This requires that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether:

1.	The proposed share exchange ratio as referred to in section 2:326 subsection 1 of the Dutch Civil Code and as included in the CNH Merger Plan is reasonable;

2.	The portion of the shareholders’ equity of the company ceasing to exist that is not owned by the acquiring company (“free float shares”), as at the date of its latest financial statement as referred to In Section 2:313 subsection 2 of the Dutch Civil Code, on the basis of valuation methods generally accepted in the Netherlands as specified in the CNH Merger Plan, at least equals the nominal paid-up amount on the aggregate number of shares to be acquired by the free float shareholders under the merger increased with the cash payments to which they are entitled according to the proposed share exchange ratio and 2:330 a of the Dutch Civil Code.

3.	The shareholders’ equity of the company ceasing to exist, as at the date of its latest financial statements as referred to in Section 2:313 subsection 2 of the Dutch Civil Code, on the basis of valuation methods generally accepted in the Netherlands as specified in the CNH Merger Plan, at least equals the nominal paid-up amount on the aggregate number of shares to be acquired by its shareholders under the merger, increased - when applicable - with the cash payments to which they are entitled according to the proposed share exchange ratio.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion:

1.	Having considered the documents attached to the CNH Merger Plan, the proposed share exchange ratio as referred to in Section 2:326 subsection 1 of the Dutch Civil Code and as included in the CNH Merger Plan, is reasonable.

In assessing the reasonableness we have taken into consideration the dividend of USD 10 per common share representing a premium of 25,6% per common share owned by the shareholders of the disappearing company not being Fiat Netherlands Holding N.V. and irrespective of whether or not the legal merger will be approved by the general meeting of shareholders of the disappearing company or fails to be completed for another reason. According to the CNH Merger Plan this dividend was paid to shareholders of the disappearing shareholders not being Fiat Netherlands Holding N.V. as per 28 December 2012. This dividend was granted and paid as part of the arrangements. As agreed upon in the merger agreement of 25 November 2012 between Fiat Industrial S.p.A., the disappearing company and the acquiring company, of which this merger (as mentioned in the introduction paragraph) is part.

2.	The shareholders’ equity of the company ceasing to exist, as at the date of its financial statements referred to in Section 2:313 subsection 2 of the Dutch Civil Code, on the basis of valuation methods generally accepted in the Netherlands as specified in the CNH Merger Plan at least equals the nominal paid-up amount on the aggregate number of shares to be acquired by its shareholders under the merger increased with the payments to which they are entitled according to the proposed share exchange ratio.

RESTRICTION ON USE

This auditor’s report is solely issued in connection with the aforementioned CNH Merger Plan and therefore cannot be used for other purposes.

Amsterdam, 8 April 2013

MAZARS PAARDEKOOPER HOFFMAN N.V.

/s/ drs R.C.H.M. Horsmans RA RV
drs R.C.H.M. Horsmans RA RV

Tel: +31 (0)20 543 21 00	BDO Audit & Assurance B.V.
Fax: +31 (0)20 543 21 66	P.O. Box 71730, 1008 DE Amsterdam
info@bdo.nl	Krijgsman 9, 1186 DM Amstelveen
www.bdo.nl	The Netherlands

This document has been translated into English for the convenience of international readers.

The original Dutch document should be considered the authoritative version.

INDEPENDENT AUDITOR’S REPORT

pursuant to Section 2:328(1) Dutch Civil Code

To the board of management of FI CBM Holdings N.V.

Introduction

We have read the proposal for legal merger (“CNH Merger Plan”) dated 25 February 2013 between:

1.	CNH Global N.V. a public company with limited liability (Naamloze Vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, the Netherlands, registered with the Trade Register (Handelsregister) of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number 33283760 (“the disappearing company”);

and

2.	FI CBM HOLDINGS N.V., a company with limited liability (Naamloze Vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its principal office address at Cranes Farm Road, Basildon, Essex SS143 AD, United Kingdom, registered with the Trade Register (Handelsregister) of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number 56532474 (“the acquiring company”).

Managements’ responsibility

The companies’ boards of management are responsible for the preparation of the proposal for the merger.

Auditor’s responsibility

Our responsibility is to issue an auditor’s report on the reasonableness of the proposed share exchange ratio as included in the proposal for the merger and on the shareholders’ equity of the disappearing company as referred to in Section 2:328(1) of the Dutch Civil Code. We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. This requires that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether:

1.	The proposed share exchange ratio as referred to in section 2:326(a) of the Dutch Civil Code and as included in the CNH Merger Plan is reasonable.

2.	The shareholders’ equity of the disappearing company, as at the date of its annual report as referred to in Section 2:313(2) of the Dutch Civil Code, on the basis of valuation methods generally accepted in the Netherlands as specified in the CNH Merger Plan, at least equals the nominal paid-up amount on the aggregate number of common shares to be acquired by the shareholders of the disappearing company under the merger, increased - when applicable - with the cash payments to which they are entitled according to the proposed share exchange ratio and 2:330a Dutch Civil Code compensations.

Registered office in Eindhoven and entered into the Commercial Register under number 17171186.
BDO Audit & Assurance B.V. is a member of BDO International Ltd, a UK company limited by guarantee, and forms part of the worldwide network of independent legal entities, each of which provides professional services under the name ‘BDO’.	AM13-1203

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion

1.	Having considered the documents attached to the CNH Merger Plan, the proposed share exchange ratio as referred to in Section 2:326 of the Dutch Civil Code and as included in the CNH Merger Plan is reasonable.

In assessing the reasonableness we have taken into consideration the grant of a cash dividend of USD 10 per common share representing a premium of 25,6% per common share in the capital of the disappearing company owned by the shareholders of the disappearing company not being Fiat Netherlands Holding N.V. and irrespective of whether or not the legal merger will be approved by the general meeting of shareholders of the disappearing company or fails to be completed for any other reason. As also appears from the CNH Merger Plan this dividend was paid to shareholders of CNH Global N.V. not being Fiat Netherlands Holding N.V. as per 28 December 2012 and cannot be withdrawn. This dividend was granted and paid as part of the arrangements as agreed upon in the merger agreement of 25 November 2012 between Fiat Industrial S.p.A., the disappearing company and the acquiring company, of which this merger (as mentioned in the introduction paragraph) is part.

2.	The shareholders’ equity of the disappearing company, as at 31 December 2012 being the date of its annual report, on the basis of valuation methods generally accepted in the Netherlands as specified in the CNH Merger Plan at least equals the nominal paid-up amount on the aggregate number of common shares to be acquired by the shareholders of the disappearing company under the merger, increased with the cash payments to which they are entitled according to the proposed share exchange ratio.

Restriction on use

This auditor’s report is solely issued in connection with the aforementioned CNH Merger Plan and therefore cannot be used for other purposes.

The Netherlands, Amstelveen, 5 April 2013

BDO Audit & Assurance B.V.
on its behalf,	For identification purposes:

/s/ J.A. de Rooij RA
J.A. de Rooij RA

2

Tel: +31 (0)20 543 21 00	BDO Audit & Assurance B.V.
Fax: +31 (0)20 543 21 66	P.O. Box 71730, 1008 DE Amsterdam
info@bdo.nl	Krijgsman 9, 1186 DM Amstelveen
www.bdo.nl	The Netherlands

This document has been translated into English for the convenience of international readers.

The original Dutch document should be considered the authoritative version.

ASSURANCE REPORT

pursuant to Section 2:328(2) of the Dutch Civil Code

To the board of management of FI CBM Holdings N.V.

Assignment and responsibilities

We have examined whether the statements with respect to the share exchange ratio included in the explanatory notes to the proposal for legal merger (“CNH Merger Plan”) dated 25 February 2013 of the following companies:

1.	CNH Global N.V. a public company with limited liability (Naamloze Vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its office address at Schiphol Boulevard 217 WTC AIRPORT, 1118 BH Schiphol, the Netherlands, registered with the Trade Register (Handelsregister) of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number 33283760 (“the disappearing company”);

and

2.	FI CBM HOLDINGS N.V., a company with limited liability (Naamloze Vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and having its principal office address at Cranes Farm Road, Basildon, Essex SS143 AD, United Kingdom, registered with the Trade Register (Handelsregister) of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number 56532474 (“the acquiring company”).

meet the requirements of Section 2:327 of the Dutch Civil Code.

The boards of management of the companies are responsible for the preparation of the explanatory notes including the aforementioned statements. Our responsibility is to issue an assurance report on these statements as referred to in Section 2:328(2) of the Dutch Civil Code.

Scope

We have conducted our examination in accordance with Dutch law, including the Dutch standard 3000 “Assurance engagements other than audits or reviews of historical financial information.” This requires that we have to plan and perform the examination to obtain reasonable assurance about whether the statements meet the requirements of Section 2:327 of the Dutch Civil Code. An assurance engagement includes examining appropriate evidence on a test basis.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Registered office in Eindhoven and entered into the Commercial Register under number 17171186.	AM13-1202
BDO Audit & Assurance B.V. is a member of BDO International Ltd, a UK company limited by guarantee, and forms part of the worldwide network of independent legal entities, each of which provides professional services under the name ‘BDO’.

Opinion

In our opinion the statements included in the explanatory notes to the CNH Merger Plan meet the requirements of Section 2:327 of the Dutch Civil Code.

We refer to paragraph 5 of the explanatory notes in which not only the methodology for determining the exchange ratio is explained but also the cash dividend of USD 10 per common share representing a premium of 25,6% per common share in the share capital of the disappearing company owned by the shareholders of the disappearing company not being Fiat Netherlands Holding N.V. and irrespective of whether or not the legal merger will be approved by the general meeting of shareholders of the disappearing company or fails to be completed for any other reason. According to the CNH Merger Plan this dividend was paid to the shareholders of the disappearing company not being Fiat Netherlands Holding N.V. as per 28 December 2012. This dividend was granted and paid as part of the arrangements as agreed upon in the merger agreement of 25 November 2012 between Fiat Industrial S.p.A., the disappearing company and the acquiring company, of which this merger (as mentioned in the introduction paragraph) is part.

Restriction on use

This assurance-report is exclusively intended for the managements of the above mentioned companies and the persons as referred to in Section 2:314(2) of the Dutch Civil Code.

It is solely issued in connection with the aforementioned CNH Merger Plan and therefore cannot be used for other purposes.

The Netherlands, Amstelveen, 5 April 2013

BDO Audit & Assurance B.V.
on its behalf,	For identification purposes:

/s/ J.A. de Rooij RA
J.A. de Rooij RA

2